Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Media
(609) 419-2060
Investors
(609) 452-4807
www.covance.com

COVANCE ELECTS DR. GARY E. COSTLEY TO BOARD OF DIRECTORS

Princeton, New Jersey, September 27, 2007 – Covance Inc. [NYSE: CVD] today announced that it has elected Dr. Gary E. Costley to its Board of Directors.

Dr. Costley adds further executive management experience to the Covance Board of Directors, as well as extensive scientific depth in nutritional chemistry, food safety and drug discovery services. He was Chairman and Chief Executive Officer of International Multifoods Corporation, manufacturer of branded consumer food and foodservice products. He also spent 25 years at the Kellogg Company in roles of increasing global responsibility in the areas of nutrition research and product development, public affairs and executive management. Dr. Costley is a co-founder and currently managing director of C&G Capital Management, LLC, which provides capital and management to health, medical and nutritional products and services companies.

Dr. Costley is a board member for three other public companies: Prestige Brand Holdings, Inc., a company that develops and markets over-the-counter drugs, household cleaning products and personal care items; Principal Financial Group, Inc., a financial and asset management company; and Tiffany and Co., a holding company for Tiffany and Company, a jewelry and specialty retailer. He also previously held board memberships in Accelrys, Inc. and Pharmacopeia Drug Discovery, Inc., organizations specializing in products and services that improve and accelerate drug discovery and chemical development.

“I am very pleased to welcome Dr. Gary Costley to the Covance Board of Directors. Dr. Costley’s successful track record in leading global public companies brings tremendous value to Covance’s board,” said Joe Herring, Covance Chairman and Chief Executive Officer. “His strong scientific background in food product development and nutrition research will also enhance Covance’s ability to respond to the increasing global demand for food safety testing.”

Dr. Costley earned a B.S. in animal science, and a M.S. and Ph.D. in Nutrition, with minors in Physiology and Biochemistry from Oregon State University.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1.3 billion, global operations in more than 20 countries, and more than 8,400 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.